Exhibit 99.4

ASURE SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 25 2017, we closed the acquisition of iSystems Holdings, LLC, a Delaware limited liability company (“Seller”), and iSystems Intermediate Holdco, Inc., a Delaware corporation (“iSystems”), pursuant to which we acquired 100% of the outstanding equity interests of iSystems for an aggregate purchase price of $55,000,000, subject to adjustment as provided in the Equity Purchase Agreement. The aggregate purchase price consists of (i) $32,000,000 in cash, subject to adjustment, (ii) a secured subordinated promissory note (“iSystems Note”) in the principal amount of $5,000,000, subject to adjustment, and (iii) 1,526,332 shares of unregistered common stock valued at $18,000,000 based on a volume-weighted average of the closing prices of our common stock during a 90-day period. The iSystems Note bears interest at an annual rate of 3.5% and matures on May 25, 2019. The unpaid principal and all accrued interest under the promissory note is payable in two installments of $2.5 million on May 25, 2018 and May 25, 2019, subject to adjustment. The Equity Purchase Agreement contains certain customary representations, warranties, indemnities and covenants.

To finance the iSystems acquisition, we amended and restated our existing credit agreement to add an additional term loan in the amount of approximately $40,000,000, of which we borrowed $32,000,000 to complete the acquisition.

Following is the purchase price allocation for the iSystems acquisition. We based the preliminary fair value estimate for the assets acquired and liabilities assumed for this acquisition upon preliminary calculations and valuations.  Our estimates and assumptions for this acquisition are subject to change as we obtain additional information for our estimates during the respective measurement periods (up to one year from the acquisition date). The primary areas of those preliminary estimates that we have not yet finalized relate to certain tangible assets and liabilities acquired, certain legal matters and income and non-income based taxes.

We recorded the transaction using the acquisition method of accounting and recognized assets and liabilities assumed at their fair value as of the date of acquisition. The $29,204,749 of intangible assets subject to amortization consist of $442,223 allocated to noncompete agreements, $27,560,662 in customer relationships and $1,201,865 for trade names.

We believe meaningful synergies are expected to arise from this acquisition. This factor contributed to a purchase price that was in excess of the fair value of the net assets acquired and, as a result, we recorded goodwill. A portion of acquired goodwill will be deductible for tax purposes.

We based the allocations on fair values at the date of acquisition:

Amount (in thousands)
Assets acquired
Cash and cash equivalents	$2,175
Accounts receivable	1,195
Restricted cash	200
Fixed assets	601
Other assets	317
Software development costs	4,087
Goodwill	21,234
Intangibles	29,205
Total assets acquired	$59,014

Liabilities assumed
Accounts payable	268
Accrued other liabilities	1,670
Deferred tax liabilities	1,029
Deferred revenue	1,047
Total liabilities assumed	$4,014
Net assets acquired	$55,000

The following unaudited pro forma condensed combined financial statements (and notes thereto) of Asure Software, Inc. assumes that the acquisition of iSystems (and, in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016, the acquisition of Personnel Management Systems, Inc. (“PMSI”), Corporate Payroll, Inc. (Payroll Division) (“CPI”) and Payroll Specialties NW, Inc. (“PSNW”) occurred at the beginning of the periods presented.  The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the consolidated financial statements of Asure Software, Inc. for the year ended December 31, 2016 filed on Form 10-K, the condensed consolidated financial statements of Asure Software, Inc. for the three months ended March 31, 2017 filed on Form 10-Q, the audited financial statements of PMSI as of and for the two years ended December 31, 2016 and 2015, the audited financial statements of CPI as of and for the two years ended December 31, 2016 and 2015, the audited financial statements of PSNW as of and for the two years ended December 31, 2016 and 2015 filed on Form 8-K/A and the audited and unaudited consolidated statements of iSystems Holdings, LLC as of and for the periods ended December 31, 2016 and 2015 and three months ended March 31, 2017 and 2016, respectively. The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the iSystems acquisition. In addition, with respect to the unaudited pro forma condensed combined financial information, the unaudited pro forma adjustments are expected to have a continuing impact on the results of Asure. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 — Business Combinations. Certain amounts in the iSystems historical financial statements have been reclassified to conform to classifications used by Asure Software, Inc.

The unaudited pro forma condensed combined statement of operations does not include non-recurring transaction costs associated with the iSystems acquisition that are no longer capitalized as part of that acquisition.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the applicable acquisition taken place on the dates indicated or (ii) the future operations of the combined companies. The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Asure Software and iSystems might have looked like had the acquisition taken place at an earlier date.

The unaudited pro forma condensed combined financial information of Asure Software, Inc. does not give effect to the acquisition of capital stock of Compass HRM, Inc. on May 25, 2017.

Asure Software, Inc.

Unaudited Pro Forma Condensed
Combined Balance Sheet

	As of March 31, 2017 (Amounts in thousands)
	Asure Software	iSystems	Pro Forma Adjustments		Pro Forma Combined
Cash & cash equivalents	2,288	2,190	(15)	(a)	4,463
Accounts receivable-net	8,953	1,195	—		10,148
Inventory	530	—	—		530
Funds held for clients	30,544	—	—		30,544
Prepaid expense and other	2,012	253	—		2,265
Total Current Assets	44,327	3,638	(15)		47,950
Restricted cash	—	200	—		200
Property and equipment-net	1,809	4,688	—		6,497
Goodwill	31,455	16,593	4,641	(b)	52,689
Intangible assets-net	17,184	9,639	19,566	(c)	46,389
Other assets	322	64	—		386
Total Assets	95,097	34,822	24,192		154,111
Notes payable-current portion	2,971	61	(61)	(d)	2,971
Accounts payable	2,276	268	—		2,544
Accrued compensation and benefits	1,523	601	—		2,124
Other accrued liabilities	1,433	967	—		2,400
Client fund obligations	30,544	—	—		30,544
Deferred revenue- current portion	9,265	254	—		9,519
Total Current Liabilities	48,012	2,151	(61)		50,102
Deferred revenue	611	793	—		1,404
Deferred tax liability	—	1,029			1,029
Notes payable	28,165	19,280	17,720	(d)	65,165
Other liabilities	157	102	—		259
Total Liabilities	76,945	23,355	17,659		117,959
Common stock	90	—	15	(e)	105
Treasury stock	(5,017)	—	—		(5,017)
Additional paid-in capital	296,042	—	17,985	(e)	314,027
Retained earnings (deficit)	(272,934)	11,467	(11,467)		(272,934)
Other comprehensive loss	(29)	—	—		(29)
Total Stockholders’ Equity	18,152	11,467	6,533		36,152
Total Liabilities and Stockholders’ Equity	95,097	34,822	24,192		154,111

Asure Software, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended March 31, 2017 (Amounts in thousands, except per share data)
	Asure Software	iSystems	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$10,727	$3,502	$—		$14,229

Total Cost of Sales	2,438	1,437	(155)		3,720
Gross Margin	8,289	2,065	155		10,509

Total Operating Expenses	8,659	2,136	578	(b)	11,373

Income (Loss) from Operations	(370)	(71)	(423)		(864)

Total Other Income (Loss)	547	390	260	(c)	1,197
Pre-Tax Income (Loss)	(917)	(461)	(683)		(2,061)
Income Tax Provision	(142)	(91)	—		(233)
Net Income (Loss)	$(1,059)	$(552)	$(683)		$(2,294)

Basic and Diluted Net Loss per Share:
Basic	$(0.12)				$(0.23)
Diluted	$(0.12)				$(0.23)

Weighted Average Basic and Diluted Shares:
Basic	8,627				10,153
Diluted	8,627				10,153

Asure Software, Inc.

Unaudited Pro Forma Condensed Statement of Operations

	For the Twelve Months Ended December 31, 2016 (Amounts in thousands, except per share data)
	Asure Software	PMSI	PSNW	CPI	iSystems	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$35,542	$4,585	$1,682	$1,623	$12,801	$(366)	(a)	$55,867

Total Cost of Sales	8,117	1,035	416	496	5,654	(986)	(a)	14,732
Gross Margin	27,425	3,550	1,266	1,127	7,147	620		41,135

Total Operating Expenses	26,198	3,106	1,248	1,487	9,563	3,053	(b)	44,655

Income (Loss) from Operations	1,227	444	18	(360)	(2,416)	(2,433)		(3,520)

Total Other Income (Loss)	(2,010)	(58)	26	—	(1,493)	(1,117)	(c)	(4,652)
Pre-Tax Income (Loss)	(783)	386	44	(360)	(3,909)	(3,550)		(8,172)
Income Tax Provision	(189)	—	—	—	(367)	—		(556)
Net Income (Loss)	$(972)	$386	$44	$(360)	$(4,276)	$(3,552)		$(8,728)

Basic and Diluted Net Loss per Share:
Basic	$(0.15)							$(1.07)
Diluted	$(0.15)							$(1.07)

Weighted Average Basic and Diluted Shares:
Basic	6,533							8,171
Diluted	6,533							8,171

(The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information of Asure Software, Inc.)

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet:

Gives effect to or reflects the following:

(a)                     The elimination of assets in iSystems Holdings LLC not acquired by Asure Software, Inc.

(b)                     The estimated value of goodwill recorded in conjunction with the iSystems acquisition.

(c)                      The estimated value of intangibles recorded in conjunction with the iSystems acquisition.

(d)                     The estimated fair value of the subordinated promissory note issued to the Seller in the iSystems acquisition and the additional term loan under the Restated Credit Agreement.

(e)                      The  estimated fair value of Asure Software common stock issued to the Seller in the acquisition of iSystems.

Notes to Unaudited Pro Forma Condensed Combined Income Statement:

Gives effect to or reflects the following:

(a)                     The elimination of intercompany revenue and cost of sales between Asure Software, Inc., CPI and PSNW.

(b)                     The adjustments to the historical intangible amortization expense resulting from the effects of the preliminary purchase price associated with the acquisitions of PMSI, CPI, PSNW and iSystems. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation presented in this pro forma condensed combined financial information.

(c)                      The adjustments for interest expense on acquisition related debt and transaction costs incurred pursuant the acquisitions of PMSI, CPI, PSNW and iSystems.